EXHIBIT 99.1

Outdoor Channel Holdings Reports First Quarter 2013 Results

Consolidated Revenues Rise 18%; Consolidated Adjusted EBITDA Declines on Continued Programming and Promotion Focus

TEMECULA, Calif., May 10, 2013 (GLOBE NEWSWIRE) -- Outdoor Channel Holdings, Inc. (Nasdaq:OUTD) today reported its operating results for the first quarter ended March 31, 2013.

Consolidated revenues for the quarter were $16.9 million, an 18% increase compared with $14.3 million in the first quarter of 2012, driven primarily by a 20% growth in advertising revenues at The Outdoor Channel ("TOC").

Total operating expenses for the first quarter were $26.5 million compared to $16.3 million in operating expense for the first quarter of 2012. Excluding merger related costs of $7.6 million, which includes the previously announced $6.5 million termination fee paid to InterMedia Outdoors Holdings, LLC ("InterMedia"), operating costs grew by $2.6 million, or 16%, on significantly higher programming and advertising and promotion expense, primarily relating to our first quarter program launch of Elite Tactical Unit ("ETU") and a new season of Major League Fishing ("MLF"). These program and promotion expense increases were in line with guidance previously provided by the Company.

Resulting operating loss for the first quarter 2013 was $9.6 million, a $7.7 million increase from the $2.0 million of operating loss in the first quarter of 2012. Earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense and merger related expenses, was negative $648,000, a 56% increase compared to adjusted EBITDA of negative $415,000 for the first quarter of 2012 on higher programming and promotion costs, net of increased revenue.

On a segment basis, TOC reported revenues of $14.7 million for the quarter, a 16% increase compared to $12.6 million of revenue for the first quarter of 2012 driven primarily by a 20% growth in ad revenues, primarily related to the aforementioned launches of ETU and MLF. TOC's EBITDA, adjusted for share-based compensation expense and merger related expenses, was negative $321,000 compared to $253,000 of adjusted EBITDA for the first quarter of 2012 driven primarily by higher programming and promotion expenses.

Our Production Services unit generated revenues (before intercompany eliminations) for the quarter of $3.4 million, a 231% increase compared to $1.0 million for the first quarter of 2012 resulting primarily from increased programming for TOC, including ETU. Production Services' EBITDA (including intercompany eliminations), adjusted for share-based compensation expense, was $90,000 compared to adjusted EBITDA of negative $274,000, with the improvement principally driven by lower SG&A expenses.

Our Aerial Cameras unit generated revenues for the quarter of $1.5 million, a 35% increase compared to $1.1 million in revenues for the first quarter of 2012 driven primarily by the ongoing U.S. government project initiated in the second quarter of 2012. The Aerial Cameras unit's EBITDA, adjusted for share-based compensation expense, was negative $417,000 compared to adjusted EBITDA of negative $394,000 primarily due to fewer sporting events and reduced margins thereon, offset partially by margin contribution from our government project which commenced in April 2012.

Our consolidated net loss for the first quarter of 2013 was $6.1 million, or $.24 per basic and diluted share, compared to a consolidated net loss for the first quarter of 2012 of $1.2 million, or $.05 per basic and diluted share.

Pending Sale

As announced by the Company on March 13, 2013, the Company entered into a definitive merger agreement with Kroenke Sports & Entertainment ("KSE") under which KSE is to purchase the Company for $8.75 per share in an all-cash transaction. On May 2, 2013, KSE amended the agreement to increase the all-cash consideration to $9.35 per share. On May 3, 2013, the Company received an all-cash offer from InterMedia for $9.75 per share under essentially the same terms and conditions as the proposed KSE merger. On May 8, 2013, the Company and KSE amended the merger agreement to reflect an increased all-cash price of $10.25 per share, an increase of the break-up fee to $7.5 million and an amendment to the support agreement to require the directors and certain executive officers to vote in favor of the KSE merger, even if the Board determines an alternative proposal is superior. The merger transaction is subject to shareholder and other customary approvals.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel and Winnercomm Inc. Nielsen estimated that Outdoor Channel had approximately 39.8 million cable, satellite and telco subscribers for May 2013. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm is one of America's leading and highest quality producers of live sporting events and sports series for cable and broadcast television. The Company also owns and operates the SkyCam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football. For more information please visit http://www.outdoorchannel.com.

Nielsen Media Research Universe Estimates for Outdoor Channel

Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide. Nielsen's estimate of Outdoor Channel subscribers is made by Nielsen and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.

Use of Non-GAAP Financial Information

This press release includes "non-GAAP financial measures" within the meaning of the Securities and Exchange Commission rules. The Company believes that earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense and merger related expenses, provides greater comparability regarding its ongoing operating performance. This information is not intended to be considered in isolation or as a substitute for net income calculated in accordance with U.S. GAAP. A reconciliation of the Company's U.S. GAAP information to EBITDA, adjusted for the effects of share-based compensation expense and merger related expenses, is provided in the attached table.

Safe Harbor Statement

Statements in this news release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, about our expectations, beliefs, intentions, strategies regarding the future long-term value of the Company resulting from the Company's current actions or strategic initiatives and the future anticipated value of Outdoor Channel to our audience, distributors and advertisers. The Company's actual results could differ materially from those discussed in any forward-looking statements. The Company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) service providers discontinuing or refraining from carrying Outdoor Channel; (2) a decline in the number of viewers from having Outdoor Channel placed in unpopular cable or satellite packages, or increases in subscription fees, established by the service providers; (3) a decline in viewership and revenues related to increased competition within the outdoor television segment; (4) a decrease in advertising revenue as a result of a deterioration in general economic conditions; (5) managing the Company's growth and the integration of future acquisitions, if any; (6) decreased profitability if we are unable to generate sufficient revenues from our Production Services operations to offset its fixed costs; and other factors which are discussed in the Company's filings with the Securities and Exchange Commission. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31
	2013	2012
Revenues:	(unaudited)
Advertising	$ 8,888	$ 7,435
Subscriber fees	5,782	5,176
Production services	2,192	1,710

Total revenues	16,862	14,321

Cost of services:
Programming	4,056	1,798
Satellite transmission fees	438	429
Production and operations	4,486	4,141
Other direct costs	9	11

Total cost of services	8,989	6,379

Other expenses:
Advertising	1,704	648
Selling, general and administrative	7,390	8,553
Merger related expenses	7,641	--
Depreciation and amortization	787	732

Total other expenses	17,522	9,933

Total operating expenses	26,511	16,312

Loss from operations	(9,649)	(1,991)

Interest and other income, net	15	19

Loss before income taxes	(9,634)	(1,972)

Income tax benefit	(3,569)	(814)

Net loss	(6,065)	(1,158)
Net loss attributable to noncontrolling interest	--	--

Net loss attributable to Outdoor Channel Holdings, Inc.	$ (6,065)	$ (1,158)

Loss per common share data:
Basic	$ (0.24)	$ (0.05)
Diluted	$ (0.24)	$ (0.05)

Weighted average common shares outstanding:
Basic	25,351	25,021
Diluted	25,351	25,021

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Segment Operating Results
(in thousands)

	Three Months Ended
	March 31
	2013	2012
	(unaudited)
Revenues

TOC	$ 14,670	$ 12,611
Production Services	3,369	1,017
Aerial Cameras	1,489	1,105
Eliminations	(2,666)	(412)
Total revenues	$ 16,862	$ 14,321

Cost of Services

TOC	$ 7,149	$ 4,813
Production Services	2,960	967
Aerial Cameras	1,429	981
Eliminations	(2,549)	(382)
Total cost of services	$ 8,989	$ 6,379

Other Expenses

TOC	$ 16,381	$ 8,729
Production Services	330	431
Aerial Cameras	811	773
Eliminations	--	--
Total other expenses	$ 17,522	$ 9,933

Income (Loss) from Operations

TOC	$ (8,860)	$ (931)
Production Services	79	(381)
Aerial Cameras	(751)	(649)
Eliminations	(117)	(30)
Loss from operations	$ (9,649)	$ (1,991)

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of U.S. GAAP Measures to U.S. Non-GAAP Measures
(unaudited, in thousands)

	Three Months Ended
	March 31
	2013	2012

Net loss	$ (6,065)	$ (1,158)

Add/Subtract:
	--	--
Interest and other income, net	(15)	(19)
Income tax benefit	(3,569)	(814)
Depreciation and amortization	787	732

EBITDA	$ (8,862)	$ (1,259)

Adjusted for:

Share-based compensation expense	573	844
Merger related expenses	7,641	--

EBITDA as adjusted for share-based compensation and merger related expenses	$ (648)	$ (415)

Summary of Cost of Services
Share-based compensation expense	$ 58	$ 55
Cost of services	8,931	6,324
Total cost of services	$ 8,989	$ 6,379

Summary of Selling, General and Administrative
Share-based compensation expense	$ 515	$ 789
Selling, general and administrative	6,875	7,764
Total selling, general and administrative	$ 7,390	$ 8,553

Summary of Other Income
Interest income	$ 30	$ 38
Interest and other expense	(15)	(19)
Total other income	$ 15	$ 19

EBITDA as adjusted by Segment
Outdoor Channel	$ (321)	$ 253
Production Services *	90	(274)
Aerial Cameras	(417)	(394)

EBITDA as adjusted for share-based compensation and merger related expenses	$ (648)	$ (415)

* - eliminations included in Production Services segment

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$ 26,294	$ 30,476
Investments in available-for-sale securities	24,924	22,943
Investments in auction-rate securities	--	4,551
Accounts receivable, net of allowance for doubtful accounts	11,871	15,066
Other current assets	19,752	17,799
Total current assets	82,841	90,835

Property, plant and equipment, net	13,883	14,121
Goodwill and amortizable intangible assets, net	43,286	43,330
Deferred tax assets, net	453	453
Deposits and other assets	894	953

Totals	$ 141,357	$ 149,692

Liabilities and Equity

Current liabilities	$ 15,153	$ 17,313
Long-term liabilities	689	749
Total liabilities	15,842	18,062

Total stockholders' equity	125,515	131,630
Noncontrolling interest	--	--
Total equity	125,515	131,630

Totals	$ 141,357	$ 149,692

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2013	2012

Operating activities:
Net loss	$ (6,065)	$ (1,158)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	787	732
Amortization of subscriber acquisition fees	152	472
Loss on sale of equipment	1	10
Provision for doubtful accounts	--	15
Share-based employee and director compensation	573	844
Deferred tax benefit, net	(2,790)	--

Changes in operating assets and liabilities:
Accounts receivable	3,195	3,644
Income tax refund receivable and payable, net	(1,990)	(2,781)
Programming and production costs	49	(1,540)
Other current assets	1,725	1,487
Deposits and other assets	(1)	34
Accounts payable and accrued expenses	(376)	(1,672)
Deferred revenue	(503)	538
Deferred obligations	(22)	61
Unfavorable lease obligations	(43)	(39)
Net cash provided by (used in) operating activities	(5,308)	647

Investing activities:
Purchases of property, plant and equipment	(821)	(646)
Proceeds from sale of equipment	--	87
Purchases of available-for-sale securities	(11,995)	(24,143)
Proceeds from sale of available-for-sale and auction-rate securities	14,561	26,037
Net cash provided by investing activities	1,745	1,335

Financing activities:
Purchase of common stock	(619)	(547)
Net cash used in financing activities	(619)	(547)

Net increase (decrease) in cash and cash equivalents	(4,182)	1,435
Cash and cash equivalents, beginning of period	30,476	19,498
Cash and cash equivalents, end of period	$ 26,294	$ 20,933

Supplemental disclosure of cash flow information:
Merger related expenses paid	$6,592	--
Income taxes paid	$ 1,213	$ 1,960

Supplemental disclosure of non-cash investing and financing activities:
Effect of net increase in fair value of available-for-sale and auction-rate securities	$ (4)	$ 26
Property, plant and equipment costs incurrred but not paid	$ 328	$ 178
CONTACT: For Company:
         Tom Allen
         Executive Vice President / Chief Operating & Financial Officer
         800-770-5750
         tallen@outdoorchannel.com

         For Investors:
         Brad Edwards
         Brainerd Communicators, Inc.
         212-986-6667
         edwards@braincomm.com